Exhibit 5

Gordon Feinblatt LLC

Attorneys at Law

233 East Redwood Street Baltimore, Maryland 21202-3332 410-576-4000 www.gfrlaw.com

November 9, 2012

Crumbs Bake Shop, Inc.

110 West 40th Street, Suite 2100

New York, New York 10018

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-3 of Crumbs Bake Shop, Inc. (the “Company”), a Delaware corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to 4,456,968 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, held by certain selling stockholders named in the Registration Statement.

We have examined copies of (i) the Third Amended and Restated Certificate of Incorporation of the Company, as corrected to date, (ii) the Amended and Restated Certificate of Designation relating to the Company’s Series A Voting Preferred Stock, (iii) the Certificate of Increase of Series A Voting Preferred Stock of Crumbs Bake Shop, Inc., (iv) the Bylaws of the Company, and (v) the resolutions adopted by the Board of Directors of the Company and its committees relating to the matters referred to herein. We have also examined the Registration Statement and the exhibits thereto (together with the documents identified in the preceding sentence, the “Documents”).

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that (i) all Documents submitted to us as originals are authentic, (ii) all Documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all such Documents are genuine, (iv) all public records reviewed or relied upon by us or on our behalf are true and complete, (v) all statements and information contained in the Documents are true and complete, and (vi) all signatories to the Documents were legally competent to do so.

Based on the foregoing, and subject to the qualifications set forth herein, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The foregoing opinion is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and we do not express any opinion herein concerning any other law. The foregoing opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm therein. In issuing this opinion letter, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

/s/ Gordon Feinblatt LLC